UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 13, 2020 Date of report (Date of earliest event reported)

SUPPORT.COM, INC. (Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30901 (Commission File No.)	94-3282005 (I.R.S. Employer Identification No.)

1521 Concord Pike Place (US 202), Suite 301 Wilmington, DE 19803 (Address of Principal Executive Offices) (Zip Code)

(650) 556-9440 (Registrant’s telephone number, including area code)

N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Executive Officer

On August 10, 2020, the Board of Directors (the “Board”) of Support.com, Inc. (the “Company”) appointed Lance Rosenzweig, age 58, to serve as President and Chief Executive Officer of the Company, effective August 10, 2020. Effective on August 10, 2020, Mr. Rosenzweig was also appointed to serve as a director on the Company’s Board of Directors.

Mr. Rosenzweig currently serves as the chairman of the board of Boingo Wireless, a wireless networks company, and serves as a director of Nextgen Healthcare, Inc., a software and services company in the healthcare industry. From 2018 to 2020, Mr. Rosenzweig served as CEO of Startek, a global business processing company with over 45,000 employees.  From January 2015 through December 2016, Mr. Rosenzweig served as Operating Executive of Marlin Operations Group, which works with Marlin Equity Partners, a global investment firm focused on providing corporate parents, shareholders and other stakeholders with tailored solutions that meet their business and liquidity needs. Previously, Mr. Rosenzweig served as Chief Executive Officer and President, Global Markets for Aegis USA, Inc., a leading business process outsourcing company with over 18,000 employees that services major corporations in the healthcare, financial services and other industries, from 2013 through the company’s sale to Teleperformance for $610 million in 2014. Mr. Rosenzweig co-founded and served as Chairman of the Board of PeopleSupport, Inc., a business process outsourcing company with over 8,000 employees and operations in the U.S., the Philippines and Costa Rica, since its inception in 1998, and was PeopleSupport’s Chief Executive Officer from 2002 through the company’s sale in 2008 for $250 million. Under Mr. Rosenzweig’s leadership as CEO, PeopleSupport went public in an IPO, was ranked by Fortune as the 9th fastest growing small public company in the U.S. and was named employer of the year in the Philippines. Mr. Rosenzweig held a variety of management and entrepreneurial roles from 1985 to 2002. Mr. Rosenzweig has a B.S. in Industrial Engineering and an M.B.A. with honors every term, both from Northwestern University.

There are no arrangements or understandings between Mr. Rosenzweig and any other persons pursuant to which he was selected as an officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Employment Offer Letter

The Company entered into an employment offer letter dated August 10, 2020 (the “Agreement”) with Mr. Rosenzweig. The Agreement has no specified term, and Mr. Rosenzweig’s employment with the Company will be on an at-will basis. The material terms of the Agreement are summarized below.

Base Salary and Bonus. Mr. Rosenzweig will receive an annual base salary of $480,000.00, subject to annual review. He will also be eligible for a bonus for 2020 in the form of a stock grant of 100,000 shares of common stock of the Company payable in January 2021 subject to applicable withholding taxes and his continued employment with the Company through the payment date. Beginning in fiscal year 2021, Mr. Rosenzweig will also be eligible to receive a bonus under the Company’s Executive Incentive Compensation Plan with a target amount of seventy-five percent (75%) of base salary. The actual amount of the annual bonus (“Actual Bonus”) will be determined by the Compensation Committee of the Board (the “Compensation Committee”) based upon performance objectives set by the Compensation Committee in good faith consultation with Mr. Rosenzweig.

New Hire Equity Grants.

(i) Subject to the terms of a stock option agreement and the Company’s 2014 Inducement Award Plan (“Inducement Plan”), the Compensation Committee approved a grant, effective on Mr. Rosenzweig’s employment start date of August 10, 2020 (the “Grant Date”) consisting of a time-vested stock option (“Time Vest Option”) in the amount of four hundred thousand (400,000) shares of Company common stock vesting monthly over a three (3) year period beginning on his start date, with an exercise price of $1.61 per share, the closing price of the Company’s common stock on the Grant Date. Subject to his delivery of an effective release of claims, vesting will accelerate: (a) with respect to the number of shares that would vest within an additional three (3) months upon Mr. Rosenzweig’s involuntary termination as defined in the Agreement (“Involuntary Termination”) within two years following his employment start date, or six (6) months if his Involuntary Termination is more than two years after his start date, and (b) as to one hundred percent (100%) of the then-unvested shares upon his Involuntary Termination on or within twelve months following a change of control (as defined in the Inducement Plan).

(ii) Subject to the terms of a stock option agreement and the Company’s Third Amended and Restated 2010 Equity and Performance Incentive Plan (“Stock Plan”), the Compensation Committee approved a grant effective on the Grant Date consisting of a performance-based stock option (“Performance Option”) to purchase six hundred thousand (600,000) shares of the Company’s common stock with an exercise price of $1.61 per share, the closing price of the Company’s common stock on the Grant Date.

As a condition of the Performance Option, the following performance targets (“Performance Targets”) and service vesting conditions apply, both of which must be satisfied during the term of the Performance Option:

(a)    The performance requirement will be satisfied either: (i) on the date as of which the average daily closing price of the Company’s common stock on the Nasdaq Stock Market for the ten (10) consecutive business days through and including such date equals or exceeds one hundred and fifty percent (150%) of the exercise price of the Performance-Based Option, or $2.415 per share (the “Premium Price”), or (ii) the closing date of a change of control (as defined in the Stock Plan) in which the price paid per share of common stock in the transaction equals or exceeds the Premium Price. If the performance requirement is not satisfied on or before the closing of a change of control, the Performance Option will be forfeited in full. If the performance requirement is not satisfied on or before Mr. Rosenzweig’s termination of employment, or within three (3) months following his Involuntary Termination subject to his delivery of an effective release of claims, the Performance Option will be forfeited in full.

 (b)    The service vesting requirement will be satisfied monthly over a three (3) year period beginning on August 10, 2020 subject to Mr. Rosenzweig’s continued employment through each service vesting date. Subject to his delivery of an effective release of claims, service vesting will accelerate: (i) with respect to the number of shares that would vest within an additional three (3) months upon his Involuntary Termination within two years following his employment start date, or six (6) months if his Involuntary Termination is more than two years after his start date, and (ii) as to one hundred percent (100%) of the then-unvested shares upon his Involuntary Termination on or within twelve months following a change of control.

The Time Vest Option and the Performance Option will also provide for one hundred percent (100%) acceleration of service vesting upon a change of control (as defined in the applicable plan) to the extent such options will not be continued, assumed or substituted and would otherwise be terminated without consideration upon the closing of the change of control; provided, however, that if the performance requirement is not satisfied on or before the closing of the change of control, the Performance Option will be forfeited in full.

Severance Terms. If Mr. Rosenzweig’s employment with the Company terminates due to Involuntary Termination, the Company will offer him, in exchange for a full release, severance benefits equal to: (a) a lump-sum payment equal to the sum of (a) 50% of Mr. Rosenzweig’s then current annual Base Salary (or 100% of Mr. Rosenzweig’s then current annual Base Salary if the termination occurs more than two years after his start date); and (b) an amount equal to twelve (12) months of the COBRA continuation coverage premium under the Company’s group medical plans as in effect at the time such termination occurs less the amount of Mr. Rosenzweig’s portion of the premium as an active employee. Further, the Company shall pay Mr. Rosenzweig a pro-rata portion of his Actual Bonus for the fiscal year in which the such termination occurs as determined by the Board based on actual performance for such year as further detailed in the Agreement.

Other Benefits. Mr. Rosenzweig will be eligible to participate in the benefit programs generally available to employees of the Company. He will be entitled to a minimum of four (4) weeks of paid time off (“PTO”) per year subject to increase in accordance with the vacation policy applicable to other senior executives of the Company, in addition to normal company holidays.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is incorporated herein and attached hereto as Exhibit 10.1.

The Company issued a press release to announce the hiring of Mr. Rosenzweig, a copy of which is attached hereto as Exhibit 99.1.

Transition of Current President and Chief Executive Officer

Effective on August 10, 2020, Rick Bloom stepped down as the Company’s President and Chief Executive Officer. Mr. Bloom has agreed to remain the Company’s Principal Accounting Officer for a transition period of sixty (60) days from August 10, 2020 (the “Transition Period”). Mr. Bloom will also continue to serve on the Company’s Board of Directors. On August 10, 2020, the Company and Mr. Bloom executed a Separation and Release Agreement (the “Separation Agreement”).

During the Transition Period, Mr. Bloom’s base salary will remain at the same rate as it was on the August 10, 2020, and Mr. Bloom will continue to be eligible for the Company’s standard employee benefits (other than equity awards). Pursuant to the Separation Agreement, the Company will pay Mr. Bloom $200,000 subject to required tax withholdings on August 18, 2020. In addition, provided Mr. Bloom delivers a supplemental release upon completion of the Transition Period, the Company will reimburse Mr. Bloom for the COBRA continuation coverage premiums paid by him for himself and his family less the amount of Mr. Bloom’s portion of the premium as if he were an active employee following his separation from service until the six (6) month anniversary of August 10, 2020.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is incorporated herein and attached hereto as Exhibit 10.2.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1
Employment Offer Letter between Lance Rosenzweig and Support.com, Inc., dated August 10, 2020
10.2
Separation and Release Agreement between Rick Bloom and Support.com, Inc., dated August 10, 2020
99.1
Press Release of the Company, dated August 13, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2020

SUPPORT.COM, INC.

By:	/s/ Olivia F. Mirzoyev
Name:	Olivia F. Mirzoyev
Title:	SVP Business Affairs, General Counsel & Secretary